EXHIBITS

For period ending January 31, 2000

	Exhibit No. 77 C

File number 811-7814


At a Special Meeting of Shareholders initially convened on December 30, 1999 and reconvened on January 14,
2000, the shareholders of Global Small Cap Fund Inc.
("Global Small Cap") approved an Agreement and Plan of Reorganization and Termination providing for its reorganization into PaineWebber Global Equity Fund
("Global Equity"), a series of PaineWebber Investment
Trust. Global Small Cap shares were voted as follows with respect to the transaction: 2,550,494 shares were voted "for"; 41,009 shares were voted "against"; and 15,333 shares were voted "abstain". The transaction was consummated on January 28, 2000. Further information describing this transaction is hereby incorporated by reference to the PaineWebber
Investment Trust Rule 497 filing filed with the SEC on December 2, 1999. (Accession Number: 0000950117-
99-002506; SEC File No. 333-89253).




					Exhibit No. 77 H


During the semi-annual period ended January 31, 2000, the Registrant was merged into another registered investment company; therefore, any entities that had acquired more than 25% of the Registrant's common stock ceased to have that ownership upon consummation of the merger on January 28, 2000. The
Schedule 13G and 13D filings made with respect to the Registrant are hereby incorporated by reference to the extent that Form N-SAR requires further information regarding the names of such persons. The Registrant does not make any representation as to the accuracy or inaccuracy of information contained in filings made by other persons.












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At a Board of Directors meeting held on December 17,
1999, the directors approved an amendment to the by-laws to increase the number of shares stockholders need to call a special meeting to a majority of the shares entitled to be cast and also to clarify who has power to conduct and control stockholder meetings. See amendments to the by-laws below:

BY-LAWS AMENDMENTS

The Funds By-Laws were amended by adding the second paragraph of Article II, Section 2:


Special meetings of the stockholders
may be called by the Secretary upon the written request of the holders of shares entitled to vote a majority of all the votes entitled to be cast at such meeting, provided that (1) such request shall state the purposes of such meeting and the matters proposed to be acted on, and (2) the stockholders requesting such meeting shall have paid to the Corporation the reasonably estimated cost of preparing and mailing the notice thereof, which the Secretary shall determine and specify to such stockholders.;


The Funds By-Laws were amended to create Article II,
Section 11, which read as follows:


Section 11.	Organization.  At every
meeting of stockholders, the Chairman of the Board, if there be one, shall conduct the meeting or, in the case of vacancy in office or absence of the Chairman of the Board, one of the following present shall conduct the meeting in the order stated: the Vice Chairman, if there be one, the President, Vice Presidents, in their order of rank and seniority, or, in the absence of such Director or officers, a Chairman chosen by the stockholders entitled to cast a majority of the votes which all stockholders present in person or by proxy are entitled to cast, shall act as Chairman, and the Secretary, or in his or her absence, an assistant secretary, or in the absence of both the Secretary and assistant secretaries, a person appointed by the Chairman shall act as Secretary of the meeting. The order of business and all other matters of procedure at any meeting of stockholders shall be determined by the Chairman of the meeting. The Chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of such Chairman, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to stockholders of record of the Corporation, their duly authorized proxies or other such persons as the Chairman of the meeting may determine; (c) limiting participation at the meeting on any matter to stockholders of record of the Corporation entitled to vote on any such matter, their duly authorized proxies or other such persons as the Chairman of the meeting may determine; (d) limiting the time allotted to questions or comments by participants; (e) maintaining order and security at the meeting; and (f) recessing or adjourning the meeting to a later date, time and place announced by the Chairman of the meeting.
Unless otherwise determined by the Chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.;


The Funds By-Laws were amended to add the following phrase of the beginning of the second sentence of Article
II, Section 4:

Subject to the rules established by the
Chairman of the stockholders meeting,.




	Exhibit No.77 Q1-G



Information relevant to the reorganization of Global Small
Cap Fund Inc. into PaineWebber Global Equity Fund is hereby incorporated by reference to the PaineWebber
Investment Trust Rule 497 filing filed with the SEC on December 2, 1999. (Accession Number 000950117-99-
002506; SEC File No. 333-89253).  The Agreement and
Plan of Reorganization and Termination is attached as Appendix A to the Combined Proxy Statement and
Prospectus which are part of that filing.